Exhibit 99.1

FOR IMMEDIATE RELEASE: MAY 15, 2020

LEGGETT ANNOUNCES DIVIDEND, ANNUAL MEETING RESULTS
AND CREDIT AGREEMENT AMENDMENT

Carthage, MO, May 15, 2020 ---

•	Second quarter dividend of $.40 per share

•	Indicated dividend yield is 5.9%, one of the highest among the S&P 500 Dividend Aristocrats

•	Annual Meeting addressed four items of business; voting aligned with Board recommendations

•	Amended existing credit agreement to allow for additional liquidity
Leggett & Platt’s Board of Directors announced a dividend of $.40 per share for the second quarter, equal to the dividend declared in the second quarter of 2019. The dividend will be paid on July 15, 2020 to shareholders of record on June 15, 2020.
A member of Standard & Poor’s Dividend Aristocrats, Leggett & Platt has increased its annual dividend for 49 consecutive years, a record that only ten S&P 500 companies currently exceed. At an annual indicated dividend of $1.60 per share, the yield is 5.9%, based upon yesterday’s closing stock price of $27.03 per share. Leggett & Platt possesses one of the highest dividend yields among the S&P 500 Dividend Aristocrats.
Annual Meeting Results
The annual meeting of Leggett & Platt shareholders was held this morning in Carthage, Missouri. Shareholders elected as directors the 11 nominees proposed by the Board; ratified the selection of PricewaterhouseCoopers as the Company’s independent registered public accountant for 2020; approved the amendments to the Company’s Flexible Stock Plan; and endorsed the compensation of the Company’s named executive officers. No other proposals were voted upon.
Credit Agreement Amendment
On May 6, 2020, the Company entered into an amendment of its existing revolving credit facility to provide additional borrowing capacity under the financial covenant and further enhance Leggett’s financial flexibility as it navigates the COVID-19 pandemic.
The financial covenant was amended from a calculation of total debt to trailing 12-months EBITDA to net debt to trailing 12-months EBITDA. The covenant requires net debt to remain below 4.75x the trailing 12-months EBITDA through March 31, 2021. The ratio will be reduced by 0.5x every quarter through December 31, 2021 until it reaches and will remain at 3.25x. In addition, there is a new requirement that the Company cannot retain more than $300 million in cash without planned expenditures.
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FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

COMPANY DESCRIPTION: At Leggett & Platt (NYSE: LEG), we create innovative products that enhance people’s lives, generate exceptional returns for our shareholders, and provide sought-after jobs in communities around the world. L&P is a 137-year-old diversified manufacturer that designs and produces engineered products found in most homes and automobiles. The Company is comprised of 15 business units and 140 manufacturing facilities located in 18 countries.

Leggett & Platt is the leading U.S.-based manufacturer of: a) bedding components; b) automotive seat support and lumbar systems; c) specialty bedding foams and private-label finished mattresses; d) components for home furniture and work furniture; e) flooring underlayment; f) adjustable beds; and g) bedding industry machinery.

CONTACT: Investor Relations, (417) 358-8131 or invest@leggett.com
Susan R. McCoy, Senior Vice President, Investor Relations
Wendy M. Watson, Vice President, Investor Relations
Cassie J. Branscum, Manager, Investor Relations

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